Registration No. 333-57810
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           WESTELL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                      36-3154957
(State or other jurisdiction                           (I.R.S. Employer
 of incorporation or organization)                  Identification Number)

                             750 NORTH COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 898-2500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                NICHOLAS HINDMAN
                             CHIEF FINANCIAL OFFICER

                           WESTELL TECHNOLOGIES, INC.
                              750 N. COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 898-2500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------

                                   COPIES TO:
                                  Neal J. White
                                 Scott N. Gierke
                             McDermott, Will & Emery
                             227 West Monroe Street
                             Chicago, Illinois 60606
                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                               ------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------

                         CALCULATION OF REGISTRATION FEE
===================================================== ======================================== =====================================
               TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM
            SECURITIES TO BE REGISTERED                     AGGREGATE OFFERING PRICE(1)             AMOUNT OF REGISTRATION FEE(2)
----------------------------------------------------- ---------------------------------------- -------------------------------------
Debt Securities
Class A Common Stock (par value $.01 per share)
Preferred Stock
Depositary Shares                                                   $60,000,000                                $15,000
===================================================== ======================================== =====================================
(1) If any pay-in-kind debt securities or pay-in-kind preferred stock are issued, then the securities registered shall include such additional debt securities or preferred stock. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. There are also being registered under this registration statement such indeterminate number of shares of Class A Common
Stock as may be issued upon the exchange or conversion of debt securities, preferred stock, depositary shares or warrants.

(2) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, and reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[LEGEND]
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities

                   SUBJECT TO COMPLETION, DATED APRIL 19, 2001


PROSPECTUS


                                   $60,000,000


                           WESTELL TECHNOLOGIES, INC.


  DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES AND CLASS A COMMON STOCK


                               ------------------


         We may sell from time to time for proceeds of up to $60,000,000:

         o     debt securities;

         o    shares of our class A common stock;

         o    depositary shares;

         o    preferred stock; or

         o    any combination of the foregoing.

         We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

         Our class A common stock is quoted on the Nasdaq National Market under the symbol "WSTL." On April 10, 2001, the last sale price of our class A common stock as quoted on Nasdaq was $2.17 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING ANY SECURITIES.


                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ------------------







              The date of this Prospectus is _______________, 2001.

ABOUT THIS PROSPECTUS..........................................................1

WHERE YOU CAN FIND MORE INFORMATION............................................1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................2

WESTELL TECHNOLOGIES, INC......................................................2

RISK FACTORS...................................................................3

RATIO OF EARNINGS TO FIXED CHARGES............................................13

DESCRIPTION OF DEBT SECURITIES................................................13

DESCRIPTION OF CAPITAL STOCK..................................................17

DESCRIPTION OF DEPOSITARY SHARES..............................................20

PLAN OF DISTRIBUTION..........................................................22

LEGAL OPINIONS................................................................23

EXPERTS.......................................................................24

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" below.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

         As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's web site.

         The SEC allows us to "incorporate by reference" into this prospectus the information that we and other registrants file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference in this prospectus the following:

         o    our Annual Report on Form 10-K for the year ended March 31, 2000;
         o the Annual Report on Form 10-K of Teltrend, Inc. for the year ended July 31, 1999;
         o our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000, each as amended on February 14, 2001;
         o the Quarterly Reports on Form 10-Q for the quarters ended October 30, 1999, and January 29, 2000 of Teltrend, Inc.;
         o our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000;
         o    our Schedule 14A dated November 28, 2000;
         o    our Current Report on Form 8-K dated May 22, 2000;
         o    our Current Report on Form 8-K dated February 23, 2001;
         o    our Current Report on Form 8-K dated March 6, 2001;
         o    our Current Report on Form 8-K dated April 16, 2001;
         o the description of our common stock included in our Form 8-A Registration Statement; and
         o any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities.

         You may request a copy of these filings, at no cost, by writing or telephoning us at Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois 60504, telephone: (630) 898-2500, Attention: Secretary.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain of the matters discussed in this prospectus and any prospectus supplement or in the information incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                           WESTELL TECHNOLOGIES, INC.

         Since 1980, we have developed telecommunications products that address the needs of telephone companies to upgrade their existing network infrastructures in order to deliver advanced data and voice services to their customers. We design, manufacture, market and service a broad range of digital and analog products used by telephone companies to deliver services primarily over existing copper telephone wires that connect end users to a telephone company's central office. This is commonly referred to as the local loop or the local access network. We also market our products and services to other telecommunications and information service providers seeking direct access to end user customers.

         Traditionally, telephone companies have provided services using analog transmission, which involves the transmission of wave signals that correspond to the information being transmitted. Analog transmission, however, is unable to provide the requisite volume, speed and reliability to support the growing demands for services over telephone wires. In contrast, digital transmission makes it possible to reduce all forms of images, sounds and data to simple digital signals of ones and zeros and consequently permits high-speed, high-volume and highly reliable data transmission. In the U.S. , the digital conversion of the analog network has been built on a format known as T-1. T-1 transmission utilizes a data rate that is 24 times faster than standard analog transmission, or a rate equal to 1.54 megabits per second. Further, T-1 transmission can be aggregated or subdivided into channels that can deliver data transmission tailored to specific end user requirements.

         Our products can be categorized into three groups:

         o TAP products: products that maintain, repair and monitor special circuits in the local loop that have higher capacity than normal telephone circuits. Special circuits are those that enable high-speed digital transmission at rates that are called T-1 or DS-3 rates in the U.S. and E-1 rates outside the U. S.

         o Customer Premise Equipment products commonly known as CPE: modems that reside at end-user locations based on digital subscriber line
              (DSL) technology. DSL technology allows the simultaneous transmission of data at speeds up to 140 times faster than traditional analog telephone service in one direction, or 8 megabits per second, and up to 17 times faster than traditional analog telephone service in the reverse direction, or 1 megabit per second, while also providing traditional analog telephone service over a single pair of copper telephone wires at distances of up to 18,000 feet, depending on the transmission rates.

         o Transport systems products: products that include DSL equipment used in telephone companies' and service providers' equipment offices, commonly referred to as central offices, as well as products that monitor, maintain, and safeguard wireless networks and the points between wireless and traditional phone networks that are used in central offices, in outdoor locations and on customers' premises.

         We also provide audio, video, and data conferencing services through Conference Plus, Inc., our 88% owned subsidiary. Businesses and individuals use these services to hold voice, video or data conferences with many people and locations at the same time. Conference Plus sells its services directly to large customers, including Fortune 100 companies, and also serves end user customers indirectly through its private reseller program.

         Westell was incorporated in 1980 under the laws of the State of Delaware and has its principal executive offices at 750 North Commons Drive, Aurora, Illinois 60504 (telephone number: 630-898-2500). Internet users can obtain information about Westell at http://www.westell.com although the contents of this website are not a part of this prospectus.

                                  RISK FACTORS

You should carefully consider the risks described below in addition to the other information contained and incorporated by reference in this prospectus. If any of the following risks occurs, our business, operating results or financial condition would likely suffer, and the market price for our securities could decline.

WE HAVE INCURRED AND CONTINUE TO EXPECT LOSSES.

         Due to our significant ongoing investment in DSL technology, which can be used by telephone companies and other service providers to increase the transmission speed and capacity of copper telephone wires, we have incurred and anticipate that our losses may extend at least through fiscal 2002. To date, we have incurred operating losses, net losses and negative cash flow on both an annual and quarterly basis. For the year ended March 31, 2000, we had net losses of $8.2 million. We will need to generate significant additional revenues to achieve and maintain profitability


         We believe that our future revenue growth and profitability will depend on:

         o    creating sustainable DSL sales opportunities and sales volume;
         o lowering our DSL product costs through design, manufacturing enhancements and volume purchasing;
         o    developing new and enhanced T-1 products;
         o    developing other niche products for both DSL and T-1 markets; and
         o    growing our teleconference service revenues.

         We will continue to evaluate new product opportunities. As a result, we may continue to invest heavily in research and development and sales and marketing, which would harm our short-term operating results. We may not achieve profitability in the future.

WE HAVE NEGATIVE CASH FLOW AND MAY NOT HAVE SUFFICIENT CASH TO EFFECTIVELY MANAGE OUR WORKING CAPITAL REQUIREMENTS AND FUND OUR OPERATIONS.

         We have limited cash and credit available and may be unable to raise additional financing or establish additional lines of credit. At December 31, 2000, February 28, 2001 and March 31, 2001, we were not in compliance with target EBITDA and the interest coverage ratio covenants contained in our revolving credit facility agreement. In February 2001, we entered into a first amendment and waiver with our lenders under which the December and February covenant violations were waived. That amendment and waiver required us to raise $25 million in equity financing by April 15, 2001 and pay such amounts to the lenders. In April 2001, we entered into a second amendment with our lenders which requires us to raise $25 million of equity financing prior to June 30, 2001 ($5 million of which must be raised prior to May 15, 2001), and pay such amounts to the lenders. The second amendment waived our compliance with the credit facility's financial covenants until June 30, 2001. Failure to raise the funds required by the second amendment constitutes an event of default and allows our lenders to demand repayment of all amounts outstanding under the credit facility. We cannot guaranty that we will be able to comply with the amended financial covenants in the amendment and waiver or raise the equity financing required by the amendment and waiver. As a result of the new covenants and other requirements made in the amendment and waiver, outstanding borrowings under the credit facility have been classified as a current liability. We cannot guaranty that the credit facility will be timely renewed or that the bank will not require immediate repayment of the callable debt. Due to our net losses, the continuing operations of our business requires substantial capital infusions. If we are unable to borrow or otherwise obtain additional funds to finance our operations when needed, our financial condition and operating results would be materially adversely affected and we will not be able to operate our business.

IF WE CANNOT INCREASE OUR AVAILABLE CASH RESOURCES IN THE NEAR FUTURE, WE WILL NOT BE ABLE TO OPERATE OUR BUSINESS AS CURRENTLY ANTICIPATED.

         We believe that our current cash resources, together with existing sources of liquidity, will not be sufficient to fund our anticipated short-term cash needs and that we will be required to obtain additional financing in the very near future. We are currently engaged in active discussions and review of proposals regarding potential financing alternatives. However, we may not be able to obtain such financing on acceptable terms, if at all, due to a number of factors, including market conditions and our operating performance. In addition, if we raise funds through the issuance of equity or equity-related securities, the securities may have rights, preferences and privileges senior to those of our common stock, and the holders of our common stock may suffer significant dilution. If we are unable to satisfy our liquidity needs through a combination of additional financing and cost reduction measures, we will not be able to continue to conduct our business as currently anticipated, and there will be a severe adverse impact on our operating results and financial condition.

OUR STOCK PRICE IS VOLATILE AND COULD CHANGE UNEXPECTEDLY.

         Our stock has and likely will continue to demonstrate extreme volatility as valuations, trading volume and prices move significantly. This volatility may result in a material decline in the market price of our securities, and may have little relationship to our financial results or prospects.

         Our stock volatility is due to factors such as:

         o    Our actual and anticipated quarterly and annual operating results;
         o Variations between our actual results and analyst and investor expectations;
         o Announcements by us or others and developments affecting our business;
         o Investor and analyst perceptions of our company and comparable public companies;
         o    Our future sales of debt or equity securities;
         o The activities of short sellers and risk arbitrageurs regardless of our performance; and
         o Conditions and trends in the technology, data communications and Internet-related industries.

Many of the factors listed above are not within our control. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class litigation.

WE FACE SECURITIES CLASS LITIGATION WHICH COULD SIGNIFICANTLY HARM OUR BUSINESS.

         In fiscal 2000, Westell Technologies, Inc. and certain of its officers and directors were named in a consolidated class action filed in the United States District Court for the Northern District of Illinois. The case alleges generally that the defendants violated the antifraud provisions of the federal securities laws by allegedly issuing material false and misleading statements and/or allegedly omitting material facts necessary to make the statements made not misleading thereby allegedly inflating the price of Westell stock for certain time periods. Two derivative actions have been filed against certain of our officers and directors in the Court of Chancery for the State of Delaware, New Castle County. The derivative cases allege generally that the defendants issued material false and misleading statements and/or allegedly omitted material facts necessary to make the statements made not misleading thereby and allegedly inflating the price of Westell stock for certain time periods, engaged in insider trading, misappropriated corporate information, and breached their fiduciary duties to our stockholders. The cases seek damages allegedly sustained by plaintiffs and the class by reason of the acts and transactions alleged in the complaints as well as interest on any damage award, reasonable attorneys' fees, expert fees, and other costs.

         We cannot predict what the outcome of these lawsuits will be. It is possible that we may be required to pay substantial damages or settlement costs in excess of our insurance coverage, which could have a material adverse effect on our financial condition and results of operation. Any verdict against us in this litigation could harm our business. Even if we are meritorious in such litigation, we could also incur substantial legal costs, and management's attention and resources could be diverted from our business which could cause our business to suffer.

IF DSL PRODUCTS FAIL TO GAIN WIDESPREAD COMMERCIAL ACCEPTANCE, WE WILL NOT BE SUCCESSFUL AND OUR STOCK PRICE WILL DECLINE.

         We expect to continue to invest significant resources in the development of DSL products. Any failure of the DSL market to grow as anticipated will harm our business. Commercial acceptance of DSL products depends on many factors, including the following:

         o Commercial viability and the success services enabled by DSL technology;
         o    Lower DSL product prices;
         o    Continued growth and use of the Internet;
         o    Customer acceptance of DSL products over alternative technologies;
         o Significant improvements in the interoperability among vendors' equipment used in the delivery of high speed data transmission; and
         o The ability continually improve DSL products to satisfy demands for increasing bandwidth over telephone wires.

         Even if DSL technology gains commercial acceptance, our business will suffer if our DSL sales do not increase. Our DSL revenues have been difficult to forecast as our customers have only recently begun to consider implementing DSL products in their networks and our customers' DSL purchases have not been consistent. Even if our customers elect to commercially deploy DSL products, our customers are not contractually bound to purchase our DSL systems. Our non-DSL products and services, such as our Network Interface Units and our teleconferencing services, are not expected to generate sufficient revenues or profits to offset any losses that we may experience due to a lack of DSL product sales. If we fail to generate significant revenues from DSL product sales, we will not be able to implement our business goals and our business and operating results would suffer significantly.

PRICING PRESSURES ON OUR PRODUCTS MAY AFFECT OUR ABILITY TO BECOME PROFITABLE.

         Due to competition in the DSL market, DSL prices reflect:

         o the forward pricing of DSL products below production costs to take into account the expectation of large future volumes and corresponding reductions in manufacturing costs;
         o    continual customer pressures to reduce prices; and
         o suppliers that provide DSL products at a lower price as part of a sale of a package of products and/or services.

         We have and may in the future offer DSL products based upon forward pricing. Forward pricing will cause us to incur losses on DSL products sales unless we can reduce manufacturing costs. In order for manufacturing costs to decrease:

         o more cost-effective transceiver technologies must become available;
         o product design efficiencies and component integration must be obtained; and
         o    we must achieve economies of scale related to increased volume.

         There is no guaranty that we will be able to secure significant additional DSL orders and reduce per unit manufacturing costs necessary to offset the costs of forward pricing DSL products. As a result, we could continue to incur losses even if our DSL unit volume increases. Losses from sales of DSL products make it difficult for us to pay our subcontractors and suppliers that provide components and services for our DSL products. Consequently, continued losses from sales of DSL products could would harm our ability to sustain our business operations.

OUR PRODUCTS FACE COMPETITION FROM OTHER EXISTING PRODUCTS, PRODUCTS UNDER DEVELOPMENT AND CHANGING TECHNOLOGY, AND IF WE DO NOT REMAIN COMPETITIVE, OUR BUSINESS WILL SUFFER AND WE WILL NOT BECOME PROFITABLE.

         The markets for our products are characterized by:

         o intense competition within the DSL market and from other industries such as cable and wireless industries;
         o    rapid technological advances;
         o    evolving industry standards;
         o    frequent new product introductions and enhancements; and
         o    evolving customer requirements and service offerings.

         New products introductions or changes in services offered by telephone companies or over the Internet could render our existing products and products under development obsolete and unmarketable. For example High Bit-Rate DSL may reduce the demand for our Network Interface Units which provide performance monitoring of copper telephone wires. Our Network Interface Units accounted for at least 50% of our revenues in fiscal 1998 and 1999 and approximately 35% in fiscal 2000. Further, we believe that the domestic market for many of our traditional analog products will continue to contract as high capacity digital transmission becomes less expensive and more widely deployed. Our future success will depend upon our ability to continually upgrade our existing products and to develop and market new products on a cost-effective and timely basis.

         In addition, our current product offerings primarily enable telephone companies to deliver digital communications over copper telephone wires in the local access network. If end users obtain their high speed data transmission services from alternative providers such as cable operators, new telephone companies and wireless service providers, then the overall demand for our products will decline. To remain competitive we must develop new products to meet the demands of these emerging transmission media and new local access network providers. Our business will be severely harmed if our products become obsolete or fail to gain widespread commercial acceptance due to competing products and technologies. If our products become obsolete or are not made available on a timely basis, we may be required to write-off inventory that we are not able to sell.

DUE TO RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY, OUR PRODUCTS MAY BECOME OBSOLETE BEFORE WE CAN REALIZE SIGNIFICANT REVENUES FOR OUR PRODUCTS, WHICH COULD FORCE US TO WRITE OFF INVENTORY AND HARM OUR BUSINESS.

         The telecommunications industry is subject to rapid technological change, which results in a short product commercial life before a product becomes obsolete. As a result, we have in the past and may in the future devote disproportionate resources to a product that has an unexpected short commercial life and/or have to write off inventory, which would harm our business and our results of operations.

WE FACE SECURITIES LITIGATION FROM OUR SUPPLIERS WHICH, IF RESOLVED AGAINST US, COULD SIGNIFICANTLY HARM OUR BUSINESS AND OPERATING RESULTS.

In April 2001, two of our subcontract suppliers sued us for breach of contract. Celsian Technologies, Inc. sued us for approximately $13.4 million for nonpayment of product delivered. Virata Corporation sued us for $6.4 million and unspecified additional amounts for nonacceptance of products. We believe that the Celsian product is defective and therefore that we have meritorious defenses to this lawsuit. We are currently reviewing the Virata complaint. However, we cannot guarantee that we will be meritorious in either of the lawsuits described above and a verdict against us in either lawsuit could materially adversely affect our business and operating results.

ANY UNEXPECTED INCREASE IN DEMAND FOR DSL PRODUCTS COULD ADVERSELY IMPACT OUR ABILITY TO MANUFACTURE SUFFICIENT QUANTITIES OF DSL PRODUCTS, WHICH WOULD HARM OUR CUSTOMER SALES.

         Without proper lead times, we may not have the ability to cost effectively acquire and develop the capabilities necessary to satisfy an unexpected increase in demand for our products. We depend upon subcontractors to manufacture a portion of our DSL products and expect that our reliance on these subcontractors will increase if demand for our DSL products increases. Reliance on subcontractors involves several risks, including the potential lack of adequate capacity and reduced control over product quality, delivery schedules, manufacturing yields and costs. The use of subcontractors could result in material delays or interruption of supply as a consequence of required re-tooling, retraining and other activities related to establishing and developing subcontractor relationships. Any manufacturing disruption would impair our ability to fulfill orders and harm our revenues and customer relationships.

THE FAILURE TO MAINTAIN AND FURTHER DEVELOP PARTNERS AND ALLIANCES WOULD HARM OUR BUSINESS.

         Instead of directly competing with large telecommunications equipment suppliers, we have begun to develop and maintain partnerships and alliances with other companies to secure complementary technologies, to lower costs, and to better market and sell our products. These partnerships and alliances provide important resources and channels for us to compete. Some of our partnerships provide us with third party technology that we rely on to manufacture our products. In addition, instead of directly competing with large suppliers, such as Fujitsu, in the DSL market, we have entered into alliances with these companies to offer our products within a package of products sold by these companies to telephone companies. We cannot provide any assurances that these partnerships will continue in the future. As competition increases in the DSL market, these alliances will become even more important to us. A loss of one or more partnerships and alliances could affect our ability to sell our products and therefore could cause our business to suffer.

WE ARE DEPENDENT ON THIRD PARTY TECHNOLOGY, THE LOSS OF WHICH WOULD HARM OUR BUSINESS.

         We rely on third party technology to develop our products. For example, our ability to produce DSL products is dependent upon third party transceiver technologies licenses that are nonexclusive and that are licensed to numerous other manufacturers. If our DSL transceiver licensors fail to deliver commercially ready or standards compliant transceiver solutions to us and other alternative sources of DSL transceiver technologies are not available to us at commercially acceptable terms, then our business would suffer.

         Any impairment in our relationships with the licensors of technologies used in our products would force us to find other developers or develop our own technology. We would not be able to compete if we were not able to obtain the third-party technology necessary to develop new products, obtain third-party technology on commercially reasonable terms or replace third-party technology if it becomes unavailable, obsolete or incompatible with our products.

WE ARE DEPENDENT ON SOLE OR LIMITED SOURCE SUPPLIERS, THE LOSS OF WHICH WOULD HARM OUR BUSINESS.

         Integrated circuits and other electronic components used in our products are currently available from only one source or a limited number of suppliers. Our inability to obtain key components or to develop alternative sources for key components as required could result in delays or reductions in product deliveries, which would severely harm our customer relationships. If any of our sole-source manufacturers delay or halt production of any of their components, or fail to supply their components on commercially reasonable terms, then our business would be harmed.

         Some of the electronic components used in our products are currently in short supply and are provided on an allocation basis to us and other users based upon past usage. For example, integrated transceiver circuits and electronic components are key components in all of our products and are fundamental to our business strategy of developing new and succeeding generations of products at reduced unit costs without compromising functionality or serviceability. In the past we have experienced delays in the receipt of key components which have resulted in delays in related product deliveries. We anticipate that integrated circuit production capacity and availability of some electronic components may be insufficient to meet the demand for such components in the future. Our business will suffer if we are not able to continue to obtain sufficient quantities of key components as required and on commercially reasonable terms.

WE HAVE NO LONG TERM CONTRACTS OR ARRANGEMENT WITH SUPPLIERS WHICH COULD ADVERSELY AFFECT OUR ABILITY TO PURCHASE COMPONENTS AND TECHNOLOGIES USED IN OUR PRODUCTS.

         Because we have no long-term contracts or arrangements with any of our suppliers, we may not be able to obtain components at competitive prices, in sufficient quantities or under other commercially reasonable terms.

WE WILL NOT BE ABLE TO SUCCESSFULLY COMPETE IF WE FAIL TO RETAIN AND HIRE KEY PERSONNEL.

         Because of our need to continually evolve our business with new product developments, our success is dependent on our ability to attract and retain qualified technical, marketing, sales and management personnel. To remain competitive we must maintain top management talent, employees who are involved in product development and testing and employees who have developed strong customer relationships. We are currently engaged in a search for a new Chief Executive Officer. Because of the high demand for these types of employees, it is difficult to retain existing key employees and attract new key employees. We do not have noncompetition and nonsolicitation agreements for all of our employees who are important in our product development and sales. If we cannot attract and retain key employees, our business will suffer.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE.

         We expect to continue to experience significant fluctuations in quarterly operating results. Due to the risks identified below and elsewhere in "Risk Factors," sales to our largest customers have fluctuated and are expected to fluctuate significantly between quarters. Sales to our customers typically involve large purchase commitments, and customers purchasing our products may generally reschedule or cancel orders without penalty. As a result, our quarterly operating results have fluctuated significantly in the past. Other factors that have had and may continue to influence our quarterly operating results include:

         o    the impact of changes in the DSL customer mix or product mix sold;
         o timing of product introductions or enhancements by us or our competitors;
         o changes in operating expenses which can occur because of product development costs, timing of customer reimbursements for research and development, pricing pressures;
         o    availability and pricing of key components;
         o    write-offs for obsolete inventory; and
         o    the other risks that are contained in this "Risk Factors" section.

Due to our fluctuations in quarterly results, we believe that period-to-period comparisons of our quarterly operating results are not necessarily meaningful. Our quarterly fluctuations make it more difficult to forecast our revenues. It is likely that in some future quarters our operating results will be below the expectations of securities analysts and investors, which may cause our stock price to fall.

WE MAY EXPERIENCE DELAYS IN THE DEPLOYMENT OF NEW PRODUCTS.

         To remain competitive, we must continue to anticipate changes in technology, industry standards and telephone company service offerings, and to develop and introduce new and enhanced products and services. Factors resulting in delays in product development include:

         o    rapid technological changes in the telecommunications industry;
         o    our customers' lengthy product approval and purchase processes;
              and
         o our reliance on third-party technology for the development of our products.

There can be no assurance that we will successfully introduce new products on a timely basis or achieve sales of new products in the future. In addition, there can be no assurance that we will have the financial and manufacturing resources necessary to continue to successfully develop new products or to otherwise successfully respond to changing technology standards and telephone company service offerings. If we fail to deploy new products on a timely basis, then our revenues and business would suffer.

THE TELECOMMUNICATIONS INDUSTRY IS A HIGHLY COMPETITIVE MARKET AND THIS COMPETITION MAY RESULT IN OPERATING LOSSES, A DECREASE IN OUR MARKET SHARE AND FLUCTUATIONS IN OUR REVENUE.

         We expect competition to increase in the future especially as the DSL market develops. Because we are significantly smaller than most of our competitors, we may lack the financial resources needed to increase our market share. Many of our larger competitors can offer a wide array of different products and services that are required for all of a telephone company's business. Conversely, our products are used to enhance transmission from the telephone company's central office to the end user, which is just one element of a telephone company's network. Our inability to form successful alliances through which we can market and develop our products would harm our ability to successfully compete in the DSL market which would harm our business.

         In addition, we expect continued aggressive tactics from our competitors such as:

         o    Forward pricing of products;
         o    Early announcements of competing products;
         o    Bids that bundle DSL products with other product offerings;
         o    Customer financing assistance; and
         o    Intellectual property disputes.

These tactics could seriously harm our business.

OUR LACK OF BACKLOG MAY AFFECT OUR ABILITY TO ADJUST TO AN UNEXPECTED SHORTFALL IN ORDERS.

         We typically do not have a material backlog (or known quantity) of unfilled orders as our revenues in any quarter are substantially dependent on orders booked in that quarter. Because our expense levels are based on anticipated future revenues and are relatively fixed in the short-term, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of orders. Accordingly, any significant shortfall of demand in relation to our expectations or any material delay of customer orders would have an immediate adverse impact on our business and operating results.

INDUSTRY CONSOLIDATION COULD MAKE COMPETING MORE DIFFICULT.

         Consolidation of companies offering high-speed telecommunications products is occurring through acquisitions, joint ventures and licensing arrangements involving our competitors, our customers and our customers' competitors. We may not be able to compete successfully in an increasingly consolidated telecommunications industry. Any heightened competitive pressures that we may face may harm our business.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS WHO ARE ABLE TO EXERT A HIGH DEGREE OF INFLUENCE OVER US.

         We have and will continue to depend on the large Regional Bell Operating Companies, those companies emerging from the break-up of AT&T, as well as and other telephone carriers including smaller local telephone carriers and new alternative telephone carriers such as Qwest, for substantially all of our revenues. Sales to the Regional Bell Operating Companies accounted for 51.1%, 46.6% and 51.4% of our revenues in fiscal 1998, 1999 and 2000, respectively. Consequently, our future success will depend upon:

         o the timeliness and size of future purchase orders from the Regional Bell Operating Companies;
         o    the product requirements of the Regional Bell Operating Companies;
         o the financial and operating success of the Regional Bell Operating Companies; and
         o the success of the Regional Bell Operating Companies' services that use our products.

The Regional Bell Operating Companies and our other customers are significantly larger than we are and are able to exert a high degree of influence over us. Customers purchasing our products may generally reschedule orders without penalty to the customer. Even if demand for our products is high, the Regional Bell Operating Companies have sufficient bargaining power to demand low prices and other terms and conditions that may harm our business. Any attempt by a Regional Bell Operating Company or our other customers to seek out additional or alternative suppliers or to undertake the internal production of products would harm our business.

         Conference Plus's customer base is very concentrated as its top ten customers represent a large portion of revenue. Conference Plus's customers continually undergo review and evaluation of their conferencing and meeting services to evaluate the merits of bringing those services in-house rather than outsourcing those services. There can be no assurance in the future that Conference Plus's customers continue to or increase their use of Conference Plus. Conference Plus must continually provide higher quality, lower cost services to provide maintain and grow its customer base. Any loss of a major account, would harm Conference Plus. In addition, any merger or acquisition of a major customer could have a material adverse effect on Conference Plus.

OUR CUSTOMERS HAVE LENGTHY PURCHASE CYCLES THAT AFFECT OUR ABILITY TO SELL OUR PRODUCTS.

         Prior to selling products to telephone companies, we must undergo lengthy approval and purchase processes. Evaluation can take as little as a few months for products that vary slightly from existing products or up to a year or more for products based on new technologies such as DSL products. Accordingly, we are continually submitting successive generations of our current products as well as new products to our customers for approval. The length of the approval process can vary and is affected by a number of factors, including:

         o    the complexity of the product involved;
         o    priorities of telephone companies;
         o    telephone companies' budgets; and
         o    regulatory issues affecting telephone companies.

         The requirement that telephone companies obtain FCC approval for most new telephone company services prior to their implementation has in the past delayed the approval process. Such delays in the future could have a material adverse affect on our business and operating results. While we have been successful in the past in obtaining product approvals from our customers, there is no guaranty that such approvals or that ensuing sales of such products will continue to occur.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO THE RISKS OF CONDUCTING BUSINESS OUTSIDE THE UNITED STATES.

         International revenues represented 9.9%, 9.1% and 8.9% of our revenues in fiscal 1998, 1999 and 2000, respectively. The Company also has a relationship with Fujitsu Telecom Europe, Ltd. for the supply of DSL equipment to British Telecom. Because Conference Plus has expanded its conference call business in Europe by opening offices in Dublin, Ireland, we believe that our exposure to international risks may increase in the future. These risks include:

         o    foreign currency fluctuations;
         o    tariffs, taxes and trade barriers;
         o    difficulty in accounts receivable collection;
         o    political unrest; and
         o burdens of complying with a variety of foreign laws and telecommunications standards.

     The occurrence of any of these risks would impact our ability to increase our revenue and become profitable, or could require us to modify significantly our current business practices.

OUR SERVICES ARE AFFECTED BY UNCERTAIN GOVERNMENT REGULATION AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

         Many of our customers are subject to regulation from federal and state agencies, including the FCC and various state public utility and service commissions. While these regulations do not affect us directly, the effects of regulations on our customers may adversely impact our business and operating results. For example, FCC regulatory policies affecting the availability of telephone company services and other terms on which telephone companies conduct their business may impede our penetration of local access markets.

         In addition, our business and operating results may also be adversely affected by the imposition of tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers or by the imposition of export restrictions on products that we sell internationally. Internationally, governments of the United Kingdom, Canada, Australia and numerous other countries actively promote and create competition in the telecommunications industry. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially and adversely affect our business and operating results.

POTENTIAL PRODUCT RECALLS AND WARRANTY EXPENSES COULD ADVERSELY AFFECT OUR ABILITY TO BECOME PROFITABLE.

         Our products are required to meet rigorous standards imposed by our customers. Most of our products carry a limited warranty ranging from one to seven years. In addition, our supply contracts typically require us to accept returns of products or indemnify customers against certain liabilities arising out of the use of our products. Complex products such as those offered by us may contain undetected errors or failures when first introduced or as new versions are released. Because we rely on new product development to remain competitive, we cannot predict the level of warranty claims that we will experience in the future. Despite our quality control program, there is no guaranty that our products will not suffer from defects or other deficiencies or that we will not experience material product recalls, product returns, warranty claims or indemnification claims in the future. Such recalls, returns or claims and the associated negative publicity could result in the loss of or delay in market acceptance of our products and affect our product sales, our customer relationships and our ability to generate a profit

INVESTORS COULD BE ADVERSELY AFFECTED BY FUTURE ISSUANCES AND SALES OF OUR SECURITIES.

         Sales of substantial amounts of our class A common stock in the public market could adversely affect the market price of our securities. Westell has 41,421,882 shares of class A common stock outstanding as of December 31, 2000, and has the following obligations to issue additional class A common stock as of December 31, 2000:

         o options to purchase 8,103,723 shares of class A common stock, 2,702,822 of which are currently exercisable;
         o 4,346,861 shares reserved for issuance under its employee stock purchase plan;
         o warrants to purchase 909,000 shares of class A common stock for $5.92 per shares; and
         o 19,124,869 shares of class B common stock that is convertible into class A common stock.

These obligations could result in substantial future dilution with respect to our common stock.

WE RELY ON OUR INTELLECTUAL PROPERTY THAT WE MAY BE UNABLE TO PROTECT, OR WE MAY BE FOUND TO INFRINGE THE RIGHTS OF OTHERS.

         Our success will depend, in part, on our ability to protect trade secrets, obtain or license patents and operate without infringing on the rights of others. We rely on a combination of technical leadership, trade secrets, copyright and trademark law and nondisclosure agreements to protect our non-patented proprietary expertise. These measures, however, may not provide meaningful protection for our trade secrets or other proprietary information. Moreover, our business and operating results may be materially adversely affected by competitors who independently develop substantially equivalent technology.

         In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as U.S. law. The telecommunications industry is also characterized by the existence of an increasing number of patents and frequent litigation based on allegations of patent and other intellectual property infringement. From time to time we receive communications from third parties alleging infringement of exclusive patent, copyright and other intellectual property rights to technologies that are important to us.

         There is no guaranty that:

         o third parties will not assert infringement claims against us in the future, and that such assertions will not result in costly litigation; or
         o that we would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms.

         Further, such litigation, regardless of its outcome, could result in substantial costs to and diversion of our efforts. Any infringement claim or other litigation against or by us could have a material adverse effect on our business and operating results.

EVOLVING INDUSTRY STANDARDS MAY ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND CONSEQUENTLY HARM OUR BUSINESS.

         Industry wide standardization organizations such as the American National Standards Institute and the European Telecommunications Standards Institute are responsible for setting transceiver technology standards for DSL products. If we do not obtain transceiver technologies needed for standards-based products in a timely manner and under reasonable terms, then our DSL revenues would significantly decrease and our business and operating results would suffer significantly. In addition, the introduction of competing standards or implementation specifications could result in confusion in the market and delay any decisions regarding DSL deployment which could harm our ability to sell our products.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR ACQUISITION OF TELTREND, INC.

         In March 2000, we completed the acquisition of Teltrend, Inc. This transaction is accompanied by a number of risks, any of which could adversely affect our business or stock price, including:

         o the difficulty of integrating the operations, facilities and personnel of Teltrend;
         o    the potential disruption of each company's business;
         o    distraction of our management team;
         o    possible unanticipated expenses related to the integration;
         o    potential impairment of customer and employee relationships; and
         o    potential liabilities associated with Teltrend.

         In addition, the market price of our common stock could decline if we do not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by financial analysts or the combined financial results are not consistent with the expectations of financial analysts.

OUR ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         We expect to continue to review potential acquisitions and we may acquire businesses, products or technologies in the future. In order to fund such acquisitions, we could:

         o issue equity securities that could dilute our current stockholders' percentage ownership;
         o    incur substantial debt; or
         o    assume contingent liabilities.

         These events could harm our business and/or the price of our common stock. Acquisitions also entail numerous integration risks that could adversely affect our business, such as those listed as risks associated with the acquisition of Teltrend.

CONFERENCE PLUS'S LARGE COMPETITORS COULD ADVERSELY AFFECT CONFERENCE PLUS'S ABILITY TO MAINTAIN OR INCREASE ITS MARKET SHARE.

         Conference Plus participates in the highly competitive industry of voice, video, and multimedia conferencing and meeting services. Competitors include stand-alone conferencing companies and major telecommunications providers. Conference Plus's ability to sustain growth and performance is dependent on its:

         o    maintenance of high quality standards and low cost position;
         o    international expansion; and
         o    evolving technological capability.

         Any increase in competition could reduce our gross margin, require increased spending on research and development and sales and marketing, and otherwise materially adversely affect our business and operating results.

OUR PRINCIPAL STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE THAT COULD DISCOURAGE TRANSACTIONS INVOLVING A CHANGE OF CONTROL AND MAY AFFECT YOUR ABILITY TO RECEIVE A PREMIUM FOR CLASS A COMMON STOCK THAT YOU PURCHASE.

         As of March 31, 2000, as trustees of a voting trust, Robert C. Penny III and Melvin J. Simon have the exclusive power to vote over 60% of the votes entitled to be cast by the holders of our common stock. In addition, all members of the Penny family who are beneficiaries under this voting trust are parties to a stock transfer restriction agreement which prohibits the beneficiaries from transferring any class B common stock or their beneficial interests in the voting trust without first offering such class B common stock to the other Penny family members. Consequently, we are effectively under the control of Messrs. Penny and Simon, as trustees, who have sufficient voting power to elect all of the directors and to determine the outcome of most corporate transactions or other matters submitted to the stockholders for approval. Such control may have the effect of discouraging transactions involving an actual or potential change of control, including transactions in which the holders of class B common stock might otherwise receive a premium for their shares over the then-current market price.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Because we have an excess of fixed charges over earnings, our earnings are inadequate to cover fixed charges. The dollar amounts (in thousands) needed to cover the deficiency are as follows:

                               NINE MONTHS ENDED                                   YEAR ENDED MARCH 31,
                                                      ---------------------------------------------------------------------------
                               DECEMBER 31, 2000           2000            1999           1998           1997            1996
                               -----------------      --------------  -------------  -------------  --------------  -------------

Westell and Subsidiaries...           $34,668         $ 11,782        $ 34,992       $ 19,108       $ 24,521        $3,339


         For purposes of calculating earnings and fixed charges, earnings consist of pre-tax losses excluding interest expense, and fixed charges consist of interest expensed, capitalized and included in rent expense.

                         DESCRIPTION OF DEBT SECURITIES

         We may offer debt securities under this prospectus, any of which may be issued as convertible and/or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities, will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the Indenture (as defined below) are summaries only and therefore are not complete. You should read the Indenture and the prospectus supplement regarding any particular issuance of debt securities.

         The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement.

         Our ability to service our indebtedness, including the debt securities, is dependent to some extent upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

         The debt securities will be issued under an Indenture (the "Indenture") that we will enter into with an indenture trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part, and is available as described above under "Where You Can Find More Information." The Indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended.

         Except as may be set forth in a prospectus supplement, the Indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

         The following summary of certain provisions of the debt securities and the Indenture is not complete. You should read carefully the provisions of particular debt securities we may issue and the Indenture, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act. All capitalized terms used but not defined below have the meanings set forth in the Indenture.

GENERAL

         The Indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. We will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

         Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion and/or exchange at the office of the applicable Trustee. At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

         The applicable prospectus supplement will describe the following terms of any debt securities in respect of which this prospectus is being delivered (to the extent applicable to the debt securities):

         o the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible and/or exchangeable) and aggregate principal amount of the debt securities;

         o the percentage of the principal amount at which debt securities will be issued;

         o the date or dates (and whether fixed or extendable) on which the principal of the debt securities is payable or the method of determination thereof;

         o the rate or rates (which may be fixed, floating or adjustable) at which the debt securities will bear interest, if any, the method of calculating such rates, the date or dates from which such interest will accrue or the manner of determining such dates, the interest payment dates on which such interest shall be payable and the record dates for the determination of the holders of debt securities to whom interest will be payable;

         o the place where the principal of, premium, if any, and interest, if any, on the debt securities will be payable;

         o any provisions relating to the issuance of the debt securities at an original issue discount;

         o the terms and conditions upon which the debt securities may be redeemed (including the form or method of payment if other than in cash, which may include securities of other issuers);

         o the obligation, if any, that we may have to redeem, purchase or repay the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the holder of any debt securities and the terms and conditions of such redemption, purchase or repayment (including the form or method of payment if other than in cash, which may include securities of other issuers), and any provisions for the remarketing of such debt securities;

         o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

         o if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity thereof or in bankruptcy;

         o any Events of Default in lieu of or in addition to those described in this prospectus and remedies relating to such Events of Default;

         o whether the debt securities are convertible or exchangeable and, if so, the securities or rights into which they are convertible or exchangeable and the terms and conditions upon which such conversion or exchange will be effected;

         o any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

         o the currency or currencies, including composite currencies, in which the debt securities will be denominated if other than the currency of the United States of America;

         o if other than the coin or currency in which the debt securities are denominated, the coin or currency in which payment of the principal of, premium, if any, or interest on the debt securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States is to be determined for any purpose, including for determining the principal amount outstanding);

         o if the principal of, premium, if any, or interest on the debt securities will be payable, at our election or the election of a holder thereof, in a coin or currency other than that in which the debt securities are denominated and terms and conditions upon which, such election may be made;

         o if the amount of payments of principal of, premium, if any, and interest on the debt securities may be determined with reference to the value, rate or price of one or more specified commodities, currencies or indices, the manner in which such amounts shall be determined;

         o whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a United States of America person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

         o if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions; or any other affirmative or negative covenants with respect to the debt securities;

         o whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for debt securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

         o    whether the debt securities are defeasible; and

         o    any other specific terms of the debt securities.

         Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

         Unless otherwise indicated in the applicable prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

         Debt securities may be issued under the Indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that the debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. "Original issue discount security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

GLOBAL SECURITIES

         Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series will be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

         Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

MODIFICATION OF THE INDENTURE

         We and the Trustee may modify the Indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

DEFEASANCE; SATISFACTION AND DISCHARGE

         The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the Indenture discharged and under which the Indenture obligations will be deemed satisfied.

DEFAULTS AND NOTICE

         The debt securities will contain Events of Default to be specified in the applicable prospectus supplement, including, without limitation:

         o failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

         o failure to make a payment of any interest on any debt security of such series when due;

         o failure to perform or observe any other covenants or agreements in the Indenture or in the debt securities of such series;

         o certain events of bankruptcy, insolvency or reorganization with respect to us; and

         o    certain cross defaults.

         If an Event of Default with respect to debt securities of any series shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series and/or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

         The Indenture provides that the Trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

         The Indenture contains a provision entitling the Trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the debt securities of such series. However, the Trustee may decline to follow any such direction if, among other reasons, the Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

         The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the Trustee to exercise its power under the Indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the Indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

CONCERNING THE TRUSTEES

         The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the Trustee for such debt securities.

REPORTS TO HOLDERS OF DEBT  SECURITIES

         We intend to furnish to holders of debt securities all quarterly and annual reports which we furnish to holders of our class A common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock currently consists of 85,000,000 shares of class A common stock, 25,000,000 shares of class B common stock, and 1,000,000 shares of preferred stock, each with a par value of $0.01 per share. As of March 16, 2001, 42,450,685 shares of class A common stock, 19,124,869 shares of class B common stock were issued and outstanding and no shares of preferred stock were outstanding.

VOTING RIGHTS

         Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to four votes per share on all matters voted on by the stockholders. Westell's common stock will vote as a single class on all matters submitted to a vote of stockholders except:

         o with respect to issuances of class B common stock which must be approved by the affirmative vote of a majority of each class of Westell's common stock, voting separately as a class, unless the class B common stock is being issued as payment of stock dividends on class B common stock or in a stock split, reclassification or other subdivision of the shares of common stock; and

         o    as otherwise required by law.

DIVIDENDS

         Holders of record of shares of class A common stock are entitled to receive dividends when, if and as may be declared by our Board of Directors out of funds legally available for such purposes, although no dividends may be declared or paid with respect to our class A common stock unless a dividend, at the same rate per share, is simultaneously declared or paid with respect to our class B common stock. In the case of a stock dividend or distribution, holders of class A common stock are entitled to receive the same percentage dividend or distribution as holders of class B common stock except that stock dividends and distributions shall be made in shares of class A common stock to the holders of class A common stock and in shares of class B common stock to the holders of class B common stock.

CONVERTIBILITY

         Each share of class B common stock is convertible, at the option of its holder, into one share of class A common stock. In addition, each share of class B common stock will automatically convert into one share of class A common stock in the event:

         o such share is transferred to any person other than a "permitted transferee;" or

         o the number of shares of class B common stock outstanding at any time represents less than 10% of the total number of outstanding shares of class B common stock and class A common stock.

         A "permitted transferee" includes (i) any other holder of class B common stock, (ii) any member of Robert C. Penny, III's family or Melvin J. Simon's family, (iii) Gary F. Seamans, his spouse or any of their descendants, and (iv) certain other permitted transferees.

OTHER PROVISIONS

         Each share of common stock will share equally upon our liquidation, dissolution or winding-up with respect to all assets available for distributions after payment in full to creditors. Neither class of common stock has any preemptive, subscription, or cumulative voting rights. If we enter into a merger, consolidation or business combination, then each holder of common stock must receive identical per share consideration as the other holders of common stock. In addition, no class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless the other class of common stock concurrently is subdivided, consolidated, reclassified or otherwise changed in the same proportion and manner.

PREFERRED STOCK

         Our Board has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and has the authority to fix the rights, preferences, privileges and restrictions thereof, such as dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of the holders of common stock and restrict their rights to receive payments upon our liquidation. It also could delay, defer or prevent a change of control.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

         We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

         o before that person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         o upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         o following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

         Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

         Our charter contains provisions that:

         o limit the right of stockholders to call special stockholder meetings;

         o require stockholders to follow an advance notification procedure for certain stockholder nominations of candidates to the Board of Directors and for new business to be conducted at stockholder meetings;

         o provide that the Board of Directors without action by the stockholders, may issue and fix the rights and preferences of shares of preferred stock.

These provisions may delay, defer or prevent a change of control, may discourage bids for our common stock at a premium over its market price and may adversely affect the market price or voting rights of our common stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the class A common stock is LaSalle National Trust, N.A.

                        DESCRIPTION OF DEPOSITARY SHARES

         The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ and supersede some or all of the terms presented below.

GENERAL

         We may elect to offer fractional interests in shares of preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue depositary shares to the public, each of which will represent a fractional interest in a share of the relevant series of preferred stock, as described in the relevant prospectus supplement, of a share of preferred stock.

         The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

         Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

         Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts, but not in definitive form.

         Definitive depositary receipts will be prepared without unreasonable delay, and the temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to the depositary shareholders of record.

         If there is a distribution other than in cash, the depositary will distribute property to the depositary shareholders of record on a pro rata basis, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our consultation, adopt a method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from that sale to the concerned holders.

         Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to depositary shareholders.

WITHDRAWAL OF STOCK

         Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the relevant prospectus supplement, but holders of those whole preferred stock shares will not afterward be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

REDEMPTION; LIQUIDATION

         The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

CONVERSION

         The depositary shares, as such, are not convertible or exchangeable into our common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares.

VOTING

         Upon receiving notice of any meeting at which preferred stockholders of any series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in that notice to the depositary shareholders of record relating to that series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take actions we deem necessary to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that series of preferred stock, it will abstain from voting those preferred stock shares, unless otherwise mentioned in the relevant prospectus supplement.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

         The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by us and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

         o we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

         o    all preferred stock of the relevant series has been withdrawn;

         o there has been a final distribution in respect of the relevant series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the relevant depositary shareholders;

         o all outstanding depository shares have been converted into or exchanged for other securities; or

         o    upon determination by Westell to terminate the deposit agreement.

CHARGES OF DEPOSITARY

         We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

         Each depositary will forward to the relevant depositary shareholders all reports and communications that we are required to furnish to our preferred stockholders.

         Neither any depositary nor Westell will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent, and on documents believed to be genuine.

TITLE

         We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

RESIGNATION AND REMOVAL OF DEPOSITARY

         A depositary may resign at any time by delivering to us notice of its election to resign, and we may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

                              PLAN OF DISTRIBUTION

         We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

         We may effect distribution of securities from time to time in one or more transactions at a fixed price, at prices that may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

         We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

         In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

         Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

         If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

         Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

         The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the class A common stock, which is quoted in the NASDAQ National Market). No assurance can be given as to the liquidity of the trading market for any such securities.

         If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters sell more securities in connection with the offerings than are set forth on the cover page of the prospectus supplement, which is known as a short position, then the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                 LEGAL OPINIONS

         McDermott, Will & Emery, Chicago, Illinois, will pass upon the legality of the securities offered by this prospectus.

                                     EXPERTS

         The audited consolidated financial statements of Westell Technologies, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of Teltrend Inc. incorporated by reference in Teltrend's Annual Report on Form 10-K for the year ended July 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

SEC registration fee.............................................    $ 15,000
Printing expenses................................................       10,000
Fees and expenses of counsel.....................................       30,000
Fees and expenses of accountants.................................       20,000
Trustees fees and expenses.......................................       15,000
Rating agency fees...............................................       10,000
Miscellaneous....................................................       50,000
                                                                        ------
         Total...................................................    $150,000
                                                                     ========

*To be supplied by amendment to this registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's Restated Certificate of Incorporation contains a provision which eliminates directors' personal liability as set forth above.

         The Delaware General Corporation Law (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

         The Company's Restated Certificate of Incorporation provides for indemnification to the fullest extent authorized by Section 145 of the Delaware General Corporation Law for directors, officers and employees of the Company and also to persons who are serving at the request of the Company as directors, officers or employees of other corporations (including subsidiaries); provided that, with respect to proceedings initiated by such indemnitee, indemnification shall be provided only if such proceedings were authorized by the Board of Directors. This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

         The Company maintains a directors' and officers' liability insurance and corporate reimbursement policy insuring directors and officers against loss arising from claims made arising out of the performance of their duties.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                          DESCRIPTION
------                                          -----------

1             Forms of Underwriting Agreements(1)

4.1           Form of Indenture

4.2 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

4.3 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (Registration No. 333-9553911))

4.4           Form of Deposit Agreement (1).

5             Opinion of McDermott, Will & Emery regarding legality

11            Statement regarding Computation of Ratio of Earnings to Fixed
              Charges

23.1          Consent of Arthur Andersen LLP

23.2          Consent of McDermott, Will & Emery (included in Exhibit 5)

23.3          Consent of Ernst & Young LLP

24            Power of Attorney (previously filed)

25            Statement of Eligibility of Trustee on Form T-1(1)
------------------
(1)      To be filed subsequently as part of a Form 8-K.

ITEM 17.  UNDERTAKINGS.

         1.(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that subparagraphs (a)(i) and (a)(ii) do not apply to the extent that the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrants is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         4. The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Illinois, on the 17th day of April, 2001.

                                       Westell  Technologies, Inc.


                                       By:               /s/ Nicholas Hindman
                                          --------------------------------------
                                                Nicholas Hindman
                                                Vice President and
                                                Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the 17th day of April, 2001:

                         SIGNATURE                                                    TITLE
                         ---------                                                    -----

*/s/  Melvin J. Simon                                        Interim Chief Executive Officer
------------------------------------------------------       (principal executive officer)
                     J. William Nelson

*/s/  Melvin J. Simon                                        Vice President and Chief Financial Officer
------------------------------------------------------       (principal financial officer and accounting officer)
                     Nicholas Hindman

*/s/  Melvin J. Simon                                        Chairman and Director
------------------------------------------------------
                     John W. Seazholtz

*/s/  Melvin J. Simon                                        Director
------------------------------------------------------
                      Robert C. Penny

*/s/  Melvin J. Simon                                        Director
------------------------------------------------------
                       Paul A. Dwyer

  /s/  Melvin J. Simon                                       Director
------------------------------------------------------
                      Melvin J. Simon

*/s/  Melvin J. Simon                                        Director
------------------------------------------------------
                  Thomas A. Reynolds III

*/s/  Melvin J. Simon                                        Director
------------------------------------------------------
                   Howard L. Kirby, Jr.

*/s/  Melvin J. Simon                                        Director
------------------------------------------------------
                  Bernard F. Sergesketter

*/s/  Melvin J. Simon
---------------------
pursuant to Power of Attorney
